Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Reports Third Quarter 2025 Results;
Concludes Off-Cycle Loss Reserve Review; Declares Regular Quarterly Dividend of $0.32 per Share; and Announces $125 million Recapitalization Plan

Company to Host Conference Call on Friday, October 31, 2025, at 11:00 a.m. Eastern Daylight Time

RENO, Nev., October 30, 2025 - (GLOBE NEWSWIRE) - - Employers Holdings, Inc. (the “Company”) (NYSE:EIG), a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on small and mid-sized businesses engaged in low-to-medium hazard industries, today reported financial results for its third quarter ended September 30, 2025.

Financial Highlights:
(All comparisons vs. the third quarter of 2024)
•Net loss of $8.3 million, a loss of $0.36 per common share;
•Adjusted net loss of $25.5 million, a loss of $1.10 per common share;
•Gross premiums written increased 1%, from $181.2 million to $183.9 million;
•Net premiums earned increased 3%, from $186.6 million to $192.1 million;
•Loss and loss adjustment expenses ratio increased from 63.1% to 97.1%;
•Commission expense ratio improved from 13.8% to 12.0%;
•Underwriting expense ratio improved from 23.5% to 20.6%;
•GAAP combined ratio increased from 100.4% (101.2% excluding LPT) to 129.7% (130.4% excluding LPT);
•Other non-recurring expenses of $1.1 million;
•Net investment income decreased 2%, from $26.6 million to $26.1 million;
•Net realized and unrealized gains on investments increased from $10.9 million to $21.2 million;
•Record number of ending policies in-force of 135,414, a 4% increase; and
•Returned $52.7 million to stockholders through a combination of share repurchases and regular quarterly dividends.
Management Commentary
Chief Executive Officer Katherine Antonello commented: “We once again ended the quarter with a record number of policies in-force, which were up 4% year-over-year. Third quarter gross premiums written increased 1%, and net premiums earned increased 3%, with growth in smaller policy size bands and strong renewals offsetting decreases within the middle market. Our ongoing appetite expansion initiative contributed to both policy count and premium growth. Targeted pricing and underwriting actions impacting certain classes and jurisdictions tempered our growth this quarter and confirmed our commitment to improving our underwriting margin over increasing our written premium. Strong investment income and continued net investment gains combined with our premium growth expanded total revenue by almost 7% in the quarter.
During the third quarter, we took decisive action after completing a rigorous internal review of our reserves and comparing our selections to those of an external actuarial review performed mid-year. The result of our actions strengthened prior accident year loss and LAE reserves by $38.2 million, or 2.8% of net loss and LAE reserves. Accident years 2023 and 2024 were the primary contributors of the increase, with all remaining years decreasing by $18.4 million. In addition, we increased our accident year 2025 loss and LAE ratio from 69.0% to 72.0%. We believe these adjustments adequately address the recent increase in California cumulative trauma claim frequency, reflect our desire to utilize a more conservative approach across our complete book of business, and are not indicative of a broader issue within our book. If not for the increase in California cumulative trauma claim frequency, we believe the increase in the accident year 2025 loss and LAE ratio and the strengthening of prior year reserves would not have been necessary. We are confident this reserving action, along with our California specific rate and underwriting actions, fully reflects the impact of current loss trends.

Our commission expense ratio was 12.0%, versus 13.8% a year ago, driven by lower new business premiums and agency incentive commissions. Our underwriting expense ratio decreased to 20.6% from 23.5% a year ago and 32.1% five years ago. The year-over-year reduction was related to our focused expense initiatives and to lower compensation-related expenses, which primarily arose from a recent reorganization we undertook to better align our resources with our future business objectives. We have made tremendous progress reducing our expense ratio over the last five years by automating the customer journey.
Optimizing our capital structure for the benefit of our shareholders is a critical component of our long-term strategy. Earlier this week, our Board of Directors approved a $125.0 million debt-funded recapitalization plan along with a $125.0 million increase to our existing share repurchase authorization, expanding the aggregate share repurchase authority to $250.0 million. In addition to a meaningful return on investment, we believe the recapitalization will reduce our cost of capital, improve our return on equity, and expand our earnings per share and adjusted book value per share. Lastly, we declared a regular quarterly dividend of $0.32 per share, reinforcing our ongoing commitment to delivering shareholder value. These decisive actions reflect the strength of our balance sheet, including its abundant underwriting capital, and the confidence we have in the Company's future.”
Summary of Third Quarter 2025 Results
(All comparisons vs. the third quarter of 2024, unless otherwise noted)
Gross premiums written were $183.9 million, an increase of 1%. The increase was primarily due to higher renewal business writings. Net premiums earned were $192.1 million, an increase of 3%, due primarily to larger levels of 2024 written premiums earned in 2025.
Losses and loss adjustment expenses were $186.6 million, an increase of 59%. The increase was primarily due to (i) a higher current accident year loss and loss adjustment expense ratio of 72.0%, including an adjustment of $11.4 million to recognize the impact of the ratio change on year-to-date incurred losses and LAE at June 30, 2025, and (ii) prior year reserve strengthening during the quarter. The calendar year loss and loss adjustment expense ratio increased to 97.1% (97.8% excluding LPT) from 63.1% (63.9% excluding LPT).
Commission expense was $23.0 million, a decrease of 11%. The Company’s commission expense ratio was 12.0%, versus 13.8% a year ago. The decrease in the ratio was primarily related to an increase in the proportion of renewal premiums, which are subject to a lower commission rate relative to new business, and lower agency incentive accruals.
Underwriting expenses were $39.6 million, a decrease of 10%. The Company’s underwriting expense ratio was 20.6%, versus 23.5% a year ago. The decrease in underwriting expenses was primarily driven by lower compensation-related expenses, policyholder dividends, and a decrease in bad debt expense, partially offset by a lower internal allocation of underwriting expenses to loss adjustment expenses.
Net investment income was $26.1 million, a decrease of 2%. The decrease was primarily due to lower invested balances, along with lower yields on our cash equivalents and short-term investments throughout the quarter.
Net realized and unrealized gains on investments reflected on the income statement were $21.2 million, versus $10.9 million. The increase is primarily attributable to increases in the fair value of the Company's equity securities holdings and other investments.
Other non-recurring expenses were $1.1 million. These expenses were primarily related to employee severance costs in connection with the reorganization we undertook in August to better align our resources with our business objectives.
Income tax (benefit) expense was $(2.9) million (25.9% effective rate), versus $6.4 million (17.4% effective rate). The effective rates during each of the periods deviate favorably from the statutory rate of 21%, due to, in part, income tax benefits and exclusions associated with tax-advantaged investment income, LPT adjustments, deferred gain amortization and related adjustments, and tax credits utilized.
The Company’s book value per share, including the deferred gain and computed after considering dividends declared was $49.70, an increase of 6.1% year-over-year and 1.2% for the third quarter of 2025. During the third quarter, this measure was favorably impacted by $14.6 million of after-tax unrealized gains arising from fixed maturity securities (which are reflected on the balance sheet) and $18.7 million of net after-tax unrealized gains arising from equity securities and other investments (which are reflected on the income statement). The Company’s adjusted book value per share computed after considering dividends declared of $51.31 increased by 5.5% year-over-year and decreased by 0.1% during the third quarter of 2025.
Fourth Quarter 2025 Dividend Declaration
On October 29, 2025, the Company’s Board of Directors (Board) declared a regular quarterly dividend of $0.32. The dividend is payable on November 26, 2025 to stockholders of record as of November 12, 2025.

Stock Repurchases and Recapitalization Plan
During the third quarter of 2025, the Company repurchased 1,049,401 shares of its common stock at an average price of $43.09 per share for a total of $45.2 million. During the period from October 1, 2025 through October 29, 2025, the Company repurchased a further 242,998 shares of its common stock at an average price of $41.77 per share for a total of $10.2 million.
On October 29, 2025, the Company's Board approved a recapitalization plan, authorizing a $125.0 million increase to the existing 2025 share repurchase program. The Company intends to fund the recapitalization plan through various debt sources, including our insurance subsidiaries' existing access to collateralized advances from the Federal Home Loan Bank. The Company plans to execute the additional share repurchases through open market repurchases.
Earnings Conference Call and Webcast
The Company will host a conference call on Friday, October 31, 2025, at 11:00 a.m. Eastern Daylight Time / 8:00 a.m. Pacific Daylight Time.
To participate in the live conference call, you must first register here. Once registered you will receive dial-in numbers and a unique PIN number.
The webcast will be accessible on the Company’s website at www.employers.com through the “Investors” link.
Reconciliation of Non-GAAP Financial Measures to GAAP
The information in this press release should be read in conjunction with the Financial Supplement that is attached to this press release and available on our website.
Within this earnings release we present various financial measures, some of which are “non-GAAP financial measures” as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to our most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are important to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. Management further believes that these measures are more relevant than comparable GAAP measures in evaluating our financial performance.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, economic or market conditions, including current or future levels of inflation, potential implications of increased tariffs, changes in interest rates, labor market expectations, catastrophic events or geo-political conditions, legislative or regulatory actions or court decisions, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. The Company and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in the Company’s future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in the Company’s public filings with the Securities and Exchange Commission (SEC), including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Filings with the SEC
The Company’s filings with the SEC and its quarterly investor presentations can be accessed through the “Investors” link on the Company's website, www.employers.com. The Company's filings with the SEC can also be accessed through the SEC's EDGAR Database at www.sec.gov (EDGAR CIK No. 0001379041).
About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE: EIG), is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services (collectively “EMPLOYERS®”) focused on small and mid-sized businesses engaged in low-to-medium hazard industries. EMPLOYERS leverages over a century of experience to deliver comprehensive coverage solutions that meet the unique needs of its customers. Drawing from its long history and extensive knowledge, EMPLOYERS empowers businesses by protecting their most valuable asset – their employees – through exceptional claims management, loss control, and risk management services, creating safer work environments.
EMPLOYERS is also proud to offer Cerity®, which is focused on providing digital-first, direct-to-consumer workers’ compensation insurance solutions with fast, and affordable coverage options through a user-friendly online platform.
EMPLOYERS operates throughout the United States, apart from four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A (Excellent) by AM Best. Not all companies do business in all jurisdictions. EIG Services, Inc., and Cerity Services, Inc., are subsidiaries of Employers Holdings, Inc. EMPLOYERS® is a registered trademark of EIG Services, Inc., and Cerity® is a registered trademark of Cerity Services, Inc. For more information, please visit www.employers.com and www.cerity.com.
Contact Information
Michael Pedraja (775) 327-2706 or mpedraja@employers.com